NOTE CONVERSION AGREEMENT

THIS NOTE CONVERSION AGREEMENT (the “Conversion Agreement”), dated as of December ___, 2008, is entered into by and between Neonode, Inc., a Delaware corporation (the “Corporation”), and _____________________ (the “Holder”).

WHEREAS, the Holder is the holder and beneficial owner of secured notes, promissory notes, and/or other debt instruments in the aggregate amount of [___________] (the “Convertible Notes”); and

WHEREAS, to comply with the relevant NASDAQ maintenance criteria and to raise capital to finance the Corporation’s business going forward, the Corporation will be engaging in certain refinancing and capital raising activities, including the conversion of the Convertible Notes into shares of Preferred A Stock, as defined below; and

WHEREAS, subject to the terms and conditions contained herein, the Holder is willing to convert all of the Convertible Notes into shares of the Corporation’s Series A Preferred Stock, par value US$0.001 each (the "Preferred A Stock"), all as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations and warranties made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Conversion of Convertible Notes.

1.1           Pursuant to the terms and conditions of this Conversion Agreement, the Holder hereby surrenders, assigns, and transfers to the Corporation all right, title, and interest in and to the Convertible Notes in exchange for [________] shares of Preferred A Stock of the Corporation (the “Conversion Shares”).

1.2           In full consideration of the acceptance of the Convertible Notes, the Corporation shall issue the Conversion Shares to the Holder.

1.3           Subject to the issuance of the Conversion Shares to the Holder, the Holder hereby releases the Corporation and its officers, directors, employees, and affiliates from any and all claims, rights, and causes of action, with respect to, in connection with, or arising out of the Convertible Notes.

1.4           The Holder acknowledges the following:

  (a)           that the Holder may lose his entire investment in the Corporation;

  (b)           that upon surrender of the Convertible Notes to the Corporation, the Holder will lost his status as a creditor of the corporation and instead assume the status of an equity holder;

(c)           that the stockholders of the Corporation may vote to reject (i) an increase in the authorized share capital of the Corporation to enable the issuance of shares of common stock upon conversion of the Conversion Shares or (ii) a modification of the initial conversion rate of the Preferred A Stock; and

(d)           certain members of the Board of Directors of the Corporation are personally involved in the Corporation’s refinancing and capital raising activities and will be investing their own funds in the Corporation, and that the personal interest of these Directors in these transactions creates the potential for a conflict of interest.

A complete discussion of the risks associated with this transaction and an investment in the Corporation are set forth in the Corporation’s Form 10-K filed with the SEC on April 15, 2008 for the fiscal year ended December 31, 2007, Form S-3 filed with the SEC on September 23, 2008, and Form 10-Q filed with the SEC on November 19, 2008 for the quarter ended September 30, 2008, and in Section 5 below.

2.           The Closing.

2.1           The consummation of the transactions contemplated hereby (the “Closing”) shall take place on December ___, 2008, or on such other date as the parties mutually agree, (the “Closing Date”).  The Closing shall take place at the offices of the Corporation, or at such other place as the parties mutually agree.

2.2           At the Closing, (a) the Holder shall deliver to the Company all of the Convertible Notes to be converted into the Conversion Shares, and (b) the Corporation shall issue and deliver to the Holder, a stock certificate or certificates registered in the name of the Holder evidencing the Conversion Shares issued to the Holder.

3.           Series A Preferred Stock.

3.1           Certificate of Designations. The rights, preferences, privileges, and restrictions of the Preferred A Stock shall be as described in the Certificate of Designations, of which a copy has been provided to each Holder.

3.2           Conversion. Subject to approval of the stockholders of the Corporation, each share of Preferred A Stock shall be convertible into 480.63 shares of the Corporation’s common stock (the “Conversion Rate”).

3.3           Stockholder Approval. The Corporation shall provide each stockholder entitled to vote at either (a) the next annual meeting of stockholders of the Corporation or (b) a special meeting of stockholders of the Corporation, which shall be promptly called and held not later than March 30, 2009, (the “Stockholder Meeting”), with a proxy statement soliciting each such stockholder’s affirmative vote at the Stockholder Meeting for approval of resolutions (i) increasing the authorized share capital of the Corporation so as to authorize a sufficient amount of authorized share capital to enable the issuance of shares of common stock upon conversion of the Conversion Shares, and (ii) approving the Conversion Rate, (the “Stockholder Approvals”).

3.4           Acknowledgement. The Holder acknowledges that its right to convert the Conversion Shares into shares of common stock of the Corporation is subject to the Stockholder Approvals, and that there can be no guarantee that the Stockholder Approvals will be obtained.

4.           Information on the Corporation; Legal Proceedings

4.1           Information on the Corporation. Each Holder has been furnished with or has had access at the EDGAR Website of the SEC to the Corporation's Form 10-K filed on April 15, 2008 for the fiscal year ended December 31, 2007 and the financial statements included therein for the year ended December 31, 2007 together with all subsequent filings made with the SEC available at the EDGAR website ("Reports").  In addition, each Holder may have received in writing from the Corporation such other information concerning its operations, financial condition and other matters as such Holder has requested in writing, identified thereon as "Other Written Information" and considered all factors such Holder deems material in deciding on the advisability of investing in the Conversion Shares.

4.2           Legal Proceedings.

 4.2.1           Alpha Capital Anstalt. On September 4, 2008, Alpha Capital Anstalt (“Alpha”), an investor in the Corporation from previous private placement transactions, initiated a law suit against the Corporation in the United States District Court for the Southern District of New York alleging that the Corporation failed to issue certain stock certificates pursuant to the terms and conditions of certain investment subscription agreements.  Alpha asked the court to award them $734,650 in damages plus attorneys fees. Although the Corporation believes the claim has no merit, the Corporation has reached an agreement in principal on the terms for a negotiated settlement with Alpha, which agreement has not as of yet been finalized.

 4.2.2           Empire Asset Management. On December 9, 2008, Empire Asset Management (“Empire”), a broker dealer that acted as the Corporation’s financial advisor and exclusive placement agent and purchased stock for their own account in previous private placement transactions, initiated a law suit against the Corporation in the Supreme Court of the State of New York alleging that the Corporation misrepresented the success of its business to induce Empire to invest in the Corporation.  Empire is seeking compensatory damages in an unspecified amount for the harm allegedly suffered.  The Corporation believes that the action has no merit and intends to defend vigorously against the action.

4.2.3           Nasdaq. On May 29, 2008, the Corporation received a NASDAQ Staff deficiency letter indicating that the market value of our listed securities had been below the minimum $35 million requirement for continued inclusion under its listing standards (the “Market Capitalization Rule”), and provided until June 30, 2008 for the Corporation to demonstrate compliance.  On July 1, 2008, the Corporation received a NASDAQ Staff Determination letter stating that the Corporation had not regained compliance with the Market Capitalization Rule and, unless the Corporation requests an appeal of this determination, trading of the Corporation’s common stock will be suspended at the opening of business on July 10, 2008 and NASDAQ will remove the Corporation’s securities from listing and registration on the NASDAQ Capital Market. The Corporation has appealed the determination with the NASDAQ Listing Qualifications Panel (the “Panel”), which stays the suspension of Neonode’s securities pending the Panel’s decision.  The Corporation appeared before the Panel on August 28, 2008 and the Corporation is awaiting its decision.

In addition, on July 3, 2008, the Corporation received a NASDAQ Staff deficiency letter indicating that for the last 30 consecutive days, the bid price for the Corporation’s common stock had closed below the $1.00 minimum requirement for continued inclusion under its listing standards (the “Minimum Bid Price Rule”), and provided the Corporation with 180 days (or until December 30, 2008) to regain compliance.

Furthermore, on December 11, 2008, the Corporation received a Nasdaq Staff deficiency letter (the “Notice”) from The NASDAQ Stock Market Listing Qualifications Department stating that the Corporation has not paid certain fees required by Marketplace Rule 4310(c)(13) (the “Rule”). The Corporation’s past due balance currently totals $43,615.08.  The Notice further stated that the Nasdaq Listing Qualification Panel (“Panel”) will consider this matter in rendering a determination regarding the Corporation’s continued listing on the NASDAQ Capital Markets.

5.           Risk Factors

An investment in the Corporation’s preferred stock involves a high degree of risk. Before surrendering your Convertible Notes for the Conversion Shares, you should consider carefully the specific risks detailed in this “Risk Factors” section together with all of the other information contained in this Agreement and any other documents incorporated by reference herein. If any of these risks occur, the Corporation’s business, results of operations and financial condition could be harmed, the price of the Corporation’s preferred stock could decline, and you may lose all or part of your investment in the Corporation.

5.1           The Corporation’s independent registered public accounting firm issued a going concern opinion on the Corporation’s financial statements, questioning the Corporation’s ability to continue as a going concern.

Due to the Corporation’s need to raise additional financing to fund the Corporation’s operations and satisfy obligations as they become due, the Corporation’s independent registered public accounting firm has included an explanatory paragraph in its report on the Corporation’s December 31, 2007 consolidated financial statements regarding its substantial doubt as to the Corporation’s ability to continue as a going concern. This may have a negative impact on the trading price of the Corporation’s common stock and adversely impact the Corporation’s ability to obtain necessary financing.

5.2           The Refinancing of the Corporation may be unsuccessful and the stockholders of the Corporation may lose their entire investment in the Corporation.

The individuals and entities participating in the refinancing of the Corporation, including the investors, note holders, warrant holders, and employees of the Swedish subsidiary should be aware that if the Corporation is not successful in its refinancing endeavors, their entire investment in the Company could become worthless.  Even if the Corporation is successful, there can be no assurance that the participants in the refinancing of the Corporation will derive a profit from their investment.

5.3           The Refinancing of the Corporation may be unsuccessful and upon the execution of the Note Conversion Agreement the note holders of the Corporation will lose their status as creditors.

Upon conversion of the notes into shares of Preferred Stock, the holders of such notes will lose their status as note holders and will have only the rights and preferences of stockholders who hold the Corporation's Preferred Stock. The proposed conversion to the Corporation’s Common Stock is subject to stockholder approval to approve the proposed transactions and to increase the number of authorized shares of the Corporation’s common stock to a number sufficient to allow for the conversion of the Preferred Stock to be issued in the proposed refinancing transactions. If the Corporation is not successful in its endeavors or in obtaining the requisite stockholder approval, their entire investment in the Company could become worthless.  Even if the Corporation is successful, there can be no assurance that holders of the Preferred Stock will derive a profit from their investment.

5.4           The Corporation’s current management and Directors are personally involved in the Corporation’s refinancing and capital raising activities.

The Corporation’s board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders.  In addition, as part of the Corporation’s refinancing efforts, the Corporation’s current directors, Per Bystedt, will be investing additional funds in the Corporation in exchange for the issuance to them of preferred stock, as well as participating in a share exchange transaction with the Corporation as stockholders of a Swedish company to whom the Company will be issuing preferred stock.  The fact that the current management and Directors of the Corporation have a personal interest as investors in the Corporation creates the potential for a conflict of interest.  While the Corporation believes that the proposed refinancing and capital raising transactions that the Corporation will be entering into with the Corporation’s management and directors are fair and in the best interests of the Corporation, there is a risk that the personal involvement of the management and directors may have affected their judgment.

5.5           The tax implications of this refinancing transaction are complex and should be reviewed by the investor’s tax advisor.

The tax implications, including United States federal income tax consequences, of this refinancing transaction are complex.  Each investor should consult its own tax advisor regarding the particular United States Federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our Preferred and Common Stock, including the consequences of any proposed change in applicable laws.

RISKS RELATED TO THE CORPORATION’S BUSINESS

5.6           The Corporation will require additional capital to fund the Corporation’s operations, which capital may not be available on commercially attractive terms or at all.

The Corporation will require sources of capital in addition to cash on hand to continue operations and to implement the Corporation’s strategy. The Corporation does not have sufficient liquid assets to continue operating into the end of December 2008. The Corporation estimates that the Corporation will need a minimum of approximately $1.3 million of additional cash from additional financings, to fund operating expenses through March 31, 2009. The Corporation is currently evaluating different financing alternatives including but not limited to selling shares of the Corporation’s common or preferred stock or issuing notes that may be converted in shares of the Corporation’s common stock which could result in the issuance of additional shares.  If the Corporation’s operations do not become cash flow positive as projected the Corporation will be forced to seek credit line facilities from financial institutions, additional private equity investment or debt arrangements. No assurances can be given that the Corporation will be successful in obtaining such additional financing on reasonable terms, or at all. If adequate funds are not available on acceptable terms, or at all, the Corporation may be unable to adequately fund the Corporation’s business plans and it could have a negative effect on the Corporation’s business, results of operations and financial condition.  In addition, if funds are available, the issuance of equity securities or securities convertible into equity could dilute the value of shares of the Corporation’s stock and cause the market price to fall, and the issuance of debt securities could impose restrictive covenants that could impair the Corporation’s ability to engage in certain business transactions.

5.7           The Corporation’s common stock is at risk for delisting from the NASDAQ Capital Market. If it is delisted, the Corporation’s stock price and the liquidity of the Corporation’s stock may be impacted.

The Corporation's common stock is quoted on The NASDAQ Capital Market under the symbol “NEON”.  In order for the Corporation's common stock to continue to be quoted on the NASDAQ Capital Market, the Corporation must satisfy various listing maintenance standards established by NASDAQ.  Among other things, as such requirements pertain to the Corporation, the Corporation is required to have stockholders’ equity of at least $2.5 million or a market capitalization of at least $35 million and the Corporation’s common stock must have a minimum closing bid price of $1.00 per share.

On May 29, 2008, the Corporation received a NASDAQ staff deficiency letter from The NASDAQ Stock Market Listing Qualifications Department stating that for the last 10 consecutive business days, the market value of the Corporation's listed securities has been below the minimum $35 million requirement for continued inclusion under Marketplace Rule 4310 (c)(3)(B) (the "Rule"). The notice further states that pursuant to Marketplace Rule 4310(c)(8)(C), the Corporation was provided 30 calendar days (or until June 30, 2008) to regain compliance.

On July 1, 2008, the Corporation received a notice from NASDAQ that it had not regained compliance within the specified time period and that unless the Corporation requested an appeal of the non-compliance determination the Corporation's securities would be suspended from trading on the NASDAQ Capital Market on July 10, 2008. The Corporation has submitted a request to have a hearing to the NASDAQ Listing Qualifications Panel (Panel).  The Corporation's request stays the delisting of its securities pending the hearing and a determination by the Panel.  The Corporation appeared before the Panel on August 28, 2008. On November 18, 2008, the Corporation received a determination letter from the Panel that the Panel granted the Corporation an extension until December 29, 2008 to complete its proposed restructuring and refinancing transactions and regain compliance with the Rule.

Additionally, on July 3, 2008, the Corporation received another staff deficiency letter from NASDAQ stating that for the last 30 consecutive business days, the bid price of our common stock closed below the $1.00 minimum required for continued inclusion under Marketplace Rule 4310(c)(4). The notice further states that pursuant to Marketplace Rule 4310(c)(8)(D), the Corporation will be provided 180 calendar days (or until December 30, 2008) to regain compliance. If, at any time before December 30, 2008, the bid price of the Corporation's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Corporation may regain compliance with the Minimum Bid Price Rule. NASDAQ subsequently modified its Marketplace Rules and notified the Corporation that it has until April 6, 2009 to regain compliance with the bid price under Marketplace Rule 4310(c)(4).

Additionally on December 11, 2008, the Corporation received a Nasdaq Staff deficiency letter from The NASDAQ Stock Market Listing Qualifications Department stating that it has not paid certain fees required by Marketplace Rule 4310(c)(13) (the “Rule”). The Corporation’s past due balance currently total $43,615.08. The notice further states that the Nasdaq Listing Qualification Panel (“Panel”) will consider this matter in rendering a determination regarding the Corporation’s continued listing on the NASDAQ Capital Markets.

5.8           The Corporation has never been profitable and the Corporation anticipates significant additional losses in the future.

The Corporation was formed in 2006 as a holding company owning and operating Neonode AB, its Swedish subsidiary, which was formed in 2004 and has been primarily engaged in the business of developing and selling mobile phones.  On December 9, 2008, Neonode AB, filed a petition for bankruptcy in compliance with the Swedish Bankruptcy Act (1987:672). Mr. Hans Ödén of the Stockholm-based Ackordscentralen AB, a consultancy firm specializing in insolvency, was appointed by the district court of Stockholm to administrate the process. Although the Corporation has transferred the intellectual property (IP) related to its touch screen technology from Neonode AB to the Corporation pursuant to an intercompany borrowing asset pledge agreement, the Swedish bankruptcy court may not allow the transfer and require the Corporation to return the IP to Neonode AB.  The Corporation has a limited operating history on which to base an evaluation of the Corporation’s business and prospects. The Corporation’s prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets.  After refinancing efforts have been completed, the Corporation’s success will depend on many factors, including, but not limited to:

•	the growth of the worldwide market for touch screen mobile devices;
•	the Corporations ability to develop and sell or license its touchscreen technology to third party companies to embed in their products ;
•	the level of competition from other touch screen technologies faced by the Corporation; and
•	the ability of future customers of the Corporation’s touchscreen technology to develop and sell products incorporating the Corporation’s touch screen technology.

In addition, the Corporation has experienced substantial net losses in each fiscal period since the Corporation’s inception. These net losses resulted from a lack of substantial revenues and the significant costs incurred in the development of the Corporation’s products and infrastructure. The Corporation’s ability to continue as a going concern is dependent on the Corporation’s ability to raise additional funds and implement the Corporation’s business plan.

The Corporation’s limited operating history and the emerging nature of the Corporation’s market, together with the other risk factors set forth in this Section, make prediction of the Corporation’s future operating results difficult. There can also be no assurance that the Corporation will ever achieve significant revenues or profitability or, if significant revenues and profitability are achieved, that they could be sustained.

5.9           The Corporation’s vendors may deny the Corporation’s requests to delay or reduce the payment of amounts owed to them or to cancel shipments of materials and products purchased from and to allow the Corporation to return unused materials and products already received from them.

The Corporation is not generating cash from operations and has been incurring significant losses. The Corporation has been funding the Corporation’s operations primarily with cash proceeds raised through the sale of notes that are convertible into the Corporation’s common stock, shares of the Corporation’s common stock, and warrants. Unless the Corporation is able to increase the Corporation’s revenues and decrease expenses substantially and secure an external funding source, the Corporation may not be able to pay the Corporation’s vendors the amount due them and the Corporation will not have sufficient cash to support the Corporation’s operations for the next six months.

The Corporation’s vendors may resort to legal action to try to enforce payment in full pursuant to the terms or the original payment commitment.

5.10           If the Corporation fails to develop and introduce new products and services successfully and in a cost effective and timely manner, the Corporation will not be able to compete effectively and the Corporation’s ability to generate revenues will suffer.

The Corporation operates in a highly competitive, rapidly evolving environment, and the Corporation’s success depends on the Corporation’s ability to develop and introduce new products and services that the Corporation’s customers and end users choose to buy. If the Corporation is unsuccessful at developing and introducing new products and services that are appealing to the Corporation’s customers and end users with acceptable quality, prices and terms, the Corporation will not be able to compete effectively and the Corporation’s ability to generate revenues will suffer.

The development of new products and services is very difficult and requires high levels of innovation. The development process is also lengthy and costly. If the Corporation fails to anticipate the Corporation’s end users’ needs or technological trends accurately, or the Corporation is unable to complete the development of products and services in a cost effective and timely fashion, the Corporation will be unable to introduce new products and services into the market or successfully compete with other providers.

As the Corporation introduces new or enhanced products or integrates new technology into new or existing products, the Corporation faces risks including, among other things, disruption in customers’ ordering patterns, excessive levels of older product inventories, inability to deliver sufficient supplies of new products to meet customers’ demand, possible product and technology defects, and a potentially different sales and support environment. Premature announcements or leaks of new products, features, or technologies may exacerbate some of these risks. The Corporation’s failure to manage the transition to newer products or the integration of newer technology into new or existing products could adversely affect the Corporation’s business, results of operations and financial condition.

5.11           The mobile device industry is highly competitive and many of the Corporation’s competitors have significantly greater resources to engage in product development, manufacturing, distribution and marketing.

The mobile device industry, in which the Corporation is engaged, is a highly competitive business with companies of all sizes engaged in business in all areas of the world, including companies with far greater resources than the Corporation has. There can be no assurance that other competitors, with greater resources and business connections, will not compete successfully against the Corporation in the future. The Corporation’s competitors may adopt new technologies that reduce the demand for the Corporation’s products or render the Corporation’s technologies obsolete, which may have a material adverse effect on the cost structure and competitiveness of the Corporation’s products, possibly resulting in a negative effect on the Corporation’s revenues, profitability or liquidity.

5.12           The Corporation’s future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

Because the Corporation plans to sell the Corporation’s products worldwide and most of the facilities where the Corporation’s future customers’ devices will be manufactured, distributed and supported are located outside the United States, the Corporation’s business is subject to risks associated with doing business internationally, such as:

•	changes in foreign currency exchange rates;
•	the impact of recessions in the global economy or in specific sub economies;
•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;
•	changes in international relations;
•	trade protection measures and import or export licensing requirements;
•	changes in tax laws;
•	compliance with a wide variety of laws and regulations which may have civil and/or criminal consequences for them and the Corporation’s officers and directors who they indemnify;
•	difficulty in managing widespread sales operations; and
•	difficulty in managing a geographically dispersed workforce in compliance with diverse local laws and customs.

In addition, the Corporation is subject to changes in demand for the Corporation’s products resulting from exchange rate fluctuations that make the Corporation’s products relatively more or less expensive in international markets. If exchange rate fluctuations occur, the Corporation’s business and results of operations could be harmed by decreases in demand for the Corporation’s products or reductions in margins.

While the Corporation sells the Corporation’s products worldwide, one component of the Corporation’s strategy is to expand the Corporation’s sales efforts in countries with large populations and propensities for adopting new technologies. The Corporation has limited experience with sales and marketing in some of these countries. There can be no assurance that the Corporation will be able to market and sell the Corporation’s products in all of the Corporation’s targeted international markets. If the Corporation’s international efforts are not successful, the Corporation’s business growth and results of operations could be harmed.

5.13           The Corporation must significantly enhance the Corporation’s sales and product development organizations.

The Corporation will need to improve the effectiveness and breadth of the Corporation’s sales operations in order to increase market awareness and sales of the Corporation’s products, especially as the Corporation expands into new markets. Competition for qualified sales personnel is intense, and the Corporation may not be able to hire the kind and number of sales personnel the Corporation is targeting. Likewise, the Corporation’s efforts to improve and refine the Corporation’s products require skilled engineers and programmers. Competition for professionals capable of expanding the Corporation’s research and development organization is intense due to the limited number of people available with the necessary technical skills. If the Corporation is unable to identify, hire or retain qualified sales, marketing and technical personnel, the Corporation’s ability to achieve future revenue may be adversely affected.

5.14           The Corporation is dependent on the services of the Corporation’s key personnel.

The Corporation is dependent on the Corporation’s current management for the foreseeable future. The loss of the services of any member of management could have a materially adverse effect on the Corporation’s operations and prospects.

5.15           If third parties infringe the Corporation’s intellectual property or if the Corporation is unable to secure and protect the Corporation’s intellectual property, the Corporation may expend significant resources enforcing the Corporation’s rights or suffer competitive injury.

The Corporation’s success depends in large part on the Corporation’s proprietary technology and other intellectual property rights. The Corporation relies on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect the Corporation’s proprietary rights. The Corporation’s intellectual property, particularly the Corporation’s patents, may not provide the Corporation with a significant competitive advantage. If the Corporation fails to protect or to enforce the Corporation’s intellectual property rights successfully, the Corporation’s competitive position could suffer, which could harm the Corporation’s results of operations.

The Corporation’s pending patent and trademark applications for registration may not be allowed, or others may challenge the validity or scope of the Corporation’s patents or trademarks, including patent or trademark applications or registrations. Even if the Corporation’s patents or trademark registrations are issued and maintained, these patents or trademarks may not be of adequate scope or benefit to them or may be held invalid and unenforceable against third parties.

The Corporation may be required to spend significant resources to monitor and police the Corporation’s intellectual property rights. Effective policing of the unauthorized use of the Corporation’s products or intellectual property is difficult and litigation may be necessary in the future to enforce the Corporation’s intellectual property rights. Intellectual property litigation is not only expensive, but time consuming, regardless of the merits of any claim, and could divert attention of the Corporation’s management from operating the business. Despite the Corporation’s efforts, the Corporation may not be able to detect infringement and may lose competitive position in the market before they do so. In addition, competitors may design around the Corporation’s technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share.

Despite the Corporation’s efforts to protect the Corporation’s proprietary rights, existing laws, contractual provisions and remedies afford only limited protection. Intellectual property lawsuits are subject to inherent uncertainties due to, among other things, the complexity of the technical issues involved, and the Corporation cannot ensure that the Corporation will be successful in asserting intellectual property claims. Attempts may be made to copy or reverse engineer aspects of the Corporation’s products or to obtain and use information that the Corporation regard as proprietary. Accordingly, the Corporation cannot ensure that the Corporation will be able to protect the Corporation’s proprietary rights against unauthorized third party copying or use. The unauthorized use of the Corporation’s technology or of the Corporation’s proprietary information by competitors could have an adverse effect on the Corporation’s ability to sell the Corporation’s products.

5.16           The Corporation has an international presence in countries whose laws may not provide protection of the Corporation’s intellectual property rights to the same extent as the laws of the United States, which may make it more difficult for the Corporation to protect the Corporation’s intellectual property.

As part of the Corporation’s business strategy, the Corporation targets customers and relationships with suppliers and original distribution manufacturers in countries with large populations and propensities for adopting new technologies. However, many of these countries do not address misappropriation of intellectual property or deter others from developing similar, competing technologies or intellectual property. Effective protection of patents, copyrights, trademarks, trade secrets and other intellectual property may be unavailable or limited in some foreign countries. In particular, the laws of some foreign countries in which the Corporation does business may not protect the Corporation’s intellectual property rights to the same extent as the laws of the United States. As a result, the Corporation may not be able to effectively prevent competitors in these regions from infringing the Corporation’s intellectual property rights, which would reduce the Corporation’s competitive advantage and ability to compete in those regions and negatively impact the Corporation’s business.

5.17           If the Corporation is unable to obtain key technologies from third parties on a timely basis and free from errors or defects, the Corporation may have to delay or cancel the release of certain products or features in the Corporation’s products or incur increased costs.

The Corporation licenses third-party software for use in the Corporation’s products, including the operating systems. The Corporation’s ability to release and sell the Corporation’s products, as well as the Corporation’s reputation, could be harmed if the third-party technologies are not delivered to customers in a timely manner, on acceptable business terms or contain errors or defects that are not discovered and fixed prior to release of the Corporation’s products and the Corporation is unable to obtain alternative technologies on a timely and cost effective basis to use in the Corporation’s products. As a result, the Corporation’s product shipments could be delayed, the Corporation’s offering of features could be reduced or the Corporation may need to divert the Corporation’s development resources from other business objectives, any of which could adversely affect the Corporation’s reputation, business and results of operations.

5.18           The Corporation’s product strategy is to base the Corporation’s products on software operating systems that are commercially available to competitors.

The Corporation’s multimedia phone is based on a commercially available version of Microsoft’s Windows CE. The Corporation cannot ensure that the Corporation will be able to maintain this licensing agreement with Microsoft and that Microsoft will not grant similar rights to the Corporation’s competitors or that the Corporation will be able to sufficiently differentiate the Corporation’s multimedia phone from the multitude of other devices based on Windows CE.

In addition, there is significant competition in the operating system software and services market, including proprietary operating systems such as Symbian and Palm OS, open source operating systems, such as Linux, other proprietary operating systems and other software technologies, such as Java and RIM’s licensed technology. This competition is being developed and promoted by competitors and potential competitors, some of which have significantly greater financial, technical and marketing resources than the Corporation has, such as Access, Motorola, Nokia, Sony-Ericsson and RIM. These competitors could provide additional or better functionality than the Corporation does or may be able to respond more rapidly than the Corporation can to new or emerging technologies or changes in customer requirements. Competitors in this market could devote greater resources to the development, promotion and sale of their products and services and the third-party developer community, which could attract the attention of influential user segments.

If the Corporation is unable to continue to differentiate the operating systems that the Corporation includes in the Corporation’s mobile computing devices, the Corporation’s revenues and results of operations could be adversely affected.

5.19           The market for touchscreen technologies is volatile, and changing market conditions, or failure to adjust to changing market conditions, may adversely affect the Corporation’s revenues, results of operations and financial condition, particularly given the Corporation’s size, limited resources and lack of diversification.

The Corporation operates in the touchscreen technology market, which has seen significant growth during the past years. The Corporation cannot ensure that this significant growth in the sales of the touchscreen technology market will continue. If the Corporation is unable to adequately respond to changes in demand for the Corporation’s products, the Corporation’s revenues and results of operations could be adversely affected. In addition, as the Corporation’s products mature and face greater competition, the Corporation may experience pressure on the Corporation’s product pricing to preserve demand for the Corporation’s products, which would adversely affect the Corporation’s margins, results of operations and financial condition.

This reliance on the success of and trends in the Corporation’s industry is compounded by the size of the Corporation’s organization and the Corporation’s focus on touchscreen technology. These factors also make the Corporation more dependent on investments of the Corporation’s limited resources. For example, the Corporation faces many resource allocation decisions, such as: where to focus the Corporation’s research and development, geographic sales and marketing and partnering efforts; which aspects of the Corporation’s business to outsource; and which operating systems and email solutions to support. Given the size and undiversified nature of the Corporation’s organization, any error in investment strategy could harm the Corporation’s business, results of operations and financial condition.

5.20           Changes in financial accounting standards or practices may cause unexpected fluctuations in and may adversely affect the Corporation’s reported results of operations.

Any change in financial accounting standards or practices that cause a change in the methodology or procedures by which the Corporation tracks, calculates, records and reports the Corporation’s results of operations or financial condition or both could cause fluctuations in and adversely affect the Corporation’s reported results of operations and cause the Corporation’s historical financial information to not be reliable as an indicator of future results.

5.21           Wars, terrorist attacks or other threats beyond the Corporation’s control could negatively impact consumer confidence, which could harm the Corporation’s operating results.

Wars, terrorist attacks or other threats beyond the Corporation’s control could have an adverse impact on the United States, Europe and world economy in general, and consumer confidence and spending in particular, which could harm the Corporation’s business, results of operations and financial condition.

RISKS RELATED TO OWNING THE CORPORATION’S STOCK

5.22           The Corporation will issue additional shares of its common stock as a result of the proposed refinancing activities and the Corporation’s stock price could be negatively affected.

The proposed refinancing agreements will require the Corporation to seek shareholder approval to amend the Corporations bylaws to increase the authorized shares of common stock from 75,000,000 to an amount greater than 500,000,000. The Corporation currently has approximately 30,600,000 shares of common stock outstanding and after the proposed transactions it is estimated that the Corporation will have greater than 400,000,000 shares of common stock outstanding. As a result of the issuance of the additional shares of the common stock the Corporation’s stock price could be negatively affected.

5.23           If the Corporation continues to experience losses, the Corporation could experience difficulty meeting the Corporation’s business plan and the Corporation’s stock price could be negatively affected.

If the Corporation is unable to gain market acceptance of the Corporation’s mobile phone handsets, the Corporation will experience continuing operating losses and negative cash flow from the Corporation’s operations. Any failure to achieve or maintain profitability could negatively impact the market price of the Corporation’s common stock. The Corporation anticipates that the Corporation will continue to incur product development, sales and marketing and administrative expenses. As a result, the Corporation will need to generate significant quarterly revenues if the Corporation is to achieve and maintain profitability. A substantial failure to achieve profitability could make it difficult or impossible for the Corporation to grow the Corporation’s business. The Corporation’s business strategy may not be successful, and the Corporation may not generate significant revenues or achieve profitability. Any failure to significantly increase revenues would also harm the Corporation’s ability to achieve and maintain profitability. If the Corporation does achieve profitability in the future, the Corporation may not be able to sustain or increase profitability on a quarterly or annual basis.

5.24           The Corporation’s certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could delay or prevent a change in control.

The Corporation’s board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock and/or preferred stock will be subject to, and may be materially adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the Corporation’s outstanding voting stock. Furthermore, certain other provisions of the Corporation’s certificate of incorporation and bylaws may have the effect of delaying or preventing changes in control or management, which could adversely affect the market price of the Corporation’s common stock. In addition, the Corporation is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.

5.25           The Corporation’s stock price has been volatile, and an investment in the Corporation’s stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of the Corporation’s common stock. One may not be able to resell one’s shares at or above the price one’s pays for those shares due to fluctuations in the market price of the Corporation’s common stock caused by changes in the Corporation’s operating performance or prospects and other factors.

Some specific factors that may have a significant effect on the Corporation’s common stock market price include:

•	actual or anticipated fluctuations in the Corporation’s operating results or future prospects;
•	the Corporation’s announcements or the Corporation’s competitors’ announcements of new products;
•	the public’s reaction to the Corporation’s press releases, the Corporation’s other public announcements and the Corporation’s filings with the SEC;
•	strategic actions by the Corporation or the Corporation’s competitors, such as acquisitions or restructurings;
•	new laws or regulations or new interpretations of existing laws or regulations applicable to the Corporation’s business;

•	changes in accounting standards, policies, guidance, interpretations or principles;
•	changes in the Corporation’s growth rates or the Corporation’s competitors’ growth rates;
•	developments regarding the Corporation’s patents or proprietary rights or those of the Corporation’s competitors;
•	the Corporation’s inability to raise additional capital as needed;
•	concern as to the efficacy of the Corporation’s products;
•	changes in financial markets or general economic conditions;
•	sales of common stock by the Corporation or members of the Corporation’s management team;
•	certain anti-dilution features included in certain securities issued in prior financing transactions; and
•	changes in stock market analyst recommendations or earnings estimates regarding the Corporation’s common stock, other comparable companies or the Corporation’s industry generally.

5.26           Future sales of the Corporation’s common stock could adversely affect its price and the Corporation’s future capital-raising activities could involve the issuance of equity securities, which would dilute an investment in the Corporation and could result in a decline in the trading price of the Corporation’s common stock.

The Corporation may sell securities in the public or private equity markets if and when conditions are favorable, even if the Corporation does not have an immediate need for additional capital at that time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the Corporation’s common stock and the Corporation’s ability to raise capital. The Corporation may issue additional common stock in future financing transactions or as incentive compensation for the Corporation’s executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by the Corporation’s then-outstanding shares of common stock. The market price for the Corporation’s common stock could decrease as the market takes into account the dilutive effect of any of these issuances. Furthermore, the Corporation may enter into financing transactions at prices that represent a substantial discount to the market price of the Corporation’s common stock or issue securities that have anti-dilution features. A negative reaction by investors and securities analysts to any discounted sale of the Corporation’s equity securities or sales of securities with anti-dilution features could result in a decline in the trading price of the Corporation’s common stock.

5.27           If registration rights that the Corporation has previously granted are exercised, then the price of the Corporation’s common stock may be adversely affected.

The Corporation has agreed to register with the SEC the shares of common stock issued to former stockholders in connection with the merger and to participants in private placement financings the Corporation completed in March 2008 and May 2008. In the event these securities are registered with the SEC, they may be freely sold in the open market, subject to trading restrictions to which the Corporation’s insiders holding the shares may be subject from time to time. In the event that the Corporation fails to register such shares in a timely basis, the Corporation may have liabilities to such stockholders. The Corporation expects that the Corporation also will be required to register any securities sold in future private financings. The sale of a significant amount of shares in the open market, or the perception that these sales may occur, could cause the trading price of the Corporation’s common stock to decline or become highly volatile.

RISKS RELATED TO OWNING OUR PREFERRED STOCK

5.28           There is no public market for the Preferred Stock.

There is no public for the Preferred Stock to be issued pursuant to this Agreement and the Company does not intend to apply for listing of the Preferred Stock on any securities exchange.  No assurance can be given that the stockholders of the Corporation will agree to the conversion ratio for Common Stock set forth in the Certificate of Designations of Preferred Stock or that an active trading market for the Preferred Stock will develop.  If an active market does not develop and/or the Preferred Stock is not converted to Common Stock pursuant to the conversion ratio set forth in the Certificate of Designations of Preferred Stock, the market price and liquidity of the Preferred Stock may be adversely affected and you may lose your total investment.

5.29           We expect volatility in the price of our common stock, which may subject us to securities litigation.

If we complete the refinancing transactions, the market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

5.30           The current worldwide financial and credit markets are difficult to access.

The recent collapse of the worldwide financial and credit markets make it extremely difficult to access source of capital or borrowings, Credit line facilities from financial institutions, additional private equity investments, or debt arrangements may not be available to us for some time in the future. No assurances can be given that the Corporation will be successful in obtaining such additional financing on reasonable terms, or at all. If adequate funds are not available on acceptable terms, or at all, the Corporation may be unable to adequately fund the Corporation’s business plans and it could have a negative effect on the Corporation’s business, results of operations and financial condition.

THE SECURITIES TO BE ISSUED INVOLVE A HIGH DEGREE OF RISK AND MAY RESULT IN THE LOSS OF ONE’S ENTIRE INVESTMENT. ANY PERSON CONSIDERING THE PURCHASE OF THESE SECURITIES SHOULD BE AWARE OF THESE AND OTHER FACTORS AND SHOULD CONSULT WITH HIS LEGAL, TAX AND FINANCIAL ADVISORS PRIOR TO EXECUTING THIS AGREEMENT. THE SECURITIES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE ALL OF THEIR INVESTMENT.

6.           Representations, Warranties, and Agreements of the Holder

The Holder hereby represents, warrants, acknowledges, understands and agrees (as the case may be) to the following and acknowledges the Corporation's reliance on exemption from registration pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) is predicated upon the representations of the Holder set forth herein:

6.1           Authorization. The Holder has full power and authority to enter into this Conversion Agreement, and the Conversion Agreement has been duly executed by the Holder, and such authorization constitutes a valid and legally binding obligation of the Holder, enforceable in accordance with its terms.

6.2           Title. The Holder holds all right, title, and interest in and to the Convertible Notes to be converted by it at the Closing, and has not placed or permitted to be placed on such Convertible Notes any liens, encumbrances, or adverse claims of any kind whatsoever as of the Closing.

6.3           Shares of Preferred A Stock Not Registered. The Holder hereby acknowledges that the Conversion Shares will not be issued by the Corporation pursuant to a registration statement under the Securities Act, and therefore the Holder may be required to hold the Conversion Shares for an indeterminate period.  The Conversion Shares are issued pursuant hereto in reliance upon a specific exemption from the registration requirement of the Securities Act which depends, in part, upon the accuracy of the representations, warranties and agreements of the Holder set forth in this Conversion Agreement.

6.4           Investment Intent.  The Holder is acquiring the Conversion Shares for the Holder’s own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution, or fractionalization thereof, in whole or in part, which resale, distribution, or fractionalization would violate the Securities Act.  The Holder agrees that a legend to the foregoing effect may be placed upon any and all certificates issued representing the Conversion Shares.  Further, the Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Conversion Shares being issued to the Holder.  The Holder acknowledges that he has been afforded the opportunity to ask questions of, and to obtain any information from, the Corporation and the Board of Directors as he or she deems necessary to determine the suitability and advisability of, and the merits and risk of, an investment in the Preferred A Stock.

6.5           Risk. The Holder is aware that: (i) investment in the Corporation involves a high degree of risk, may result in a lack liquidity, and places substantial restrictions on transferability of interest; and (ii) no Federal or state agency has made any finding or determination as to the fairness for investment by the public, nor has made any recommendation or endorsement, of the Conversion Shares.

6.6           Financial Ability. The Holder has sufficient financial resources available to support the loss of all or a portion of the Holder’s investment in the Corporation, has no need for liquidity in the investment in the Corporation, and is able to bear the economic risk of the investment.  The Holder is sophisticated and experienced in investment matters, and, as a result, is in a position to evaluate an investment in the Corporation.

6.7           Receipt of Information. The Holder has been furnished with any and all materials that he has requested relating to the Corporation and to the Conversion Shares, and the Holder has been afforded the opportunity to ask questions of the senior management and directors of the Corporation concerning the terms and conditions of this transaction and to obtain any additional information necessary to verify the accuracy of the information provided to the Holder.  The Holder understands that such material is current information about the Corporation and does not in any way guarantee future performance or the completion of future proposed events discussed in such material.  The Holder, either alone or with his professional advisors, has the capacity to protect his own interests in connection with this transaction.

6.8           Accredited Investor. If the Holder is a U.S. person, (i) such Holder qualifies as an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act, and (ii) such Holder, if it is a corporation, partnership, limited liability company, trust, or other business entity, has not been organized for the purpose of purchasing the Conversion Shares.   In this regard, the Holder represents, warrants, and agrees that:

  6.8.1           The Holder is experienced in investment and business matters.

  6.8.2           The Holder has made investments of a speculative nature and has purchased non-registered securities of United States publicly-owned companies in the past.

  6.8.3           The Holder, with its representatives, has such knowledge and experience in financial, tax, and other business matters as to enable the Holder to utilize the information made available by the Corporation to evaluate the merits and risks of and to make an informed investment decision with respect to the purchase of the Conversion Shares.

  6.8.4           The Holder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

6.9           Regulation S Exemption.  If the Holder is not a U.S. Person, the Holder understands that that the Conversion Shares are being issued to him in reliance on an exemption from the registration requirements of United States federal and the state securities laws under Regulation S promulgated under the Securities Act, and that the Corporation is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of the Holder set forth herein order to determine the applicability of such exemptions and the suitability of the Holder to acquire the Conversion Shares.  In this regard, the Holder represents, warrants, and agrees that:

6.9.1           The Holder is not a U.S. Person and is not acquiring the Conversion Shares for the account or benefit of a U.S. Person.

6.9.2           At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, the undersigned was outside of the United States.

6.9.3           The Holder will not, during the period commencing on the date of issuance of the Conversion Shares and ending on the first anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (the "Restricted Period"), offer, sell, pledge or otherwise transfer the Conversion Shares in the United States, or to a U.S. Person for the account or for the benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S.

6.9.4           The Holder will, after expiration of the Restricted Period, offer, sell pledge or otherwise transfer the Conversion Shares only pursuant to registration under the Securities Act or an available exemption therefrom, and, in accordance with all applicable state foreign securities laws.

6.9.5           The Holder was not in the United States engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to the Conversion Shares, including without limitation, any put, call or other option transaction, option writing, or equity swap.

6.9.6           Neither the Holder nor or any person acting on his behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the Conversion Shares, and the Holder and any person acting on his behalf have complied and will comply with the "offering restrictions" requirements of Regulation S under the Securities Act.

6.9.7           The transactions contemplated by this Conversion Agreement have not been pre-arranged with a buyer located in the United States or with a U.S. Person, and are not part of a plan or scheme to evade the registration requirements of the Securities Act.

6.9.8           Neither the Holder nor any person acting on his behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States, its territories or possessions, for any of the Conversion Shares.  The Holder agrees not to cause any advertisement of the Conversion Shares to be published in any newspaper or periodical or posed in any public place and not to issue any circular relating to the Conversion Shares, except such advertisements that include the statements required by Regulation S under the Securities Act, and only offshore and not in the U.S. or its territories, and only in compliance with any local applicable securities laws.

6.9.9           Compliance with Local Laws. Any resale of the Conversion Shares during the “distribution compliance period” as defined in Ruled 902(f) to Regulation S shall be made only in compliance with exemptions from registration afforded by Regulation S.  Further, any such sale of the Conversion Shares in any jurisdiction outside of the United States will be made in compliance with the securities laws of such jurisdiction.  The Holder will not offer to sell or sell the Conversion Shares in any jurisdiction unless the Holder obtains all required consents, if any.

6.10           The Holder consents to the Corporation making a notation on its records or giving instructions to any transfer agent of the Corporation in order to implement the restrictions on transfer of the Conversion Shares set forth in this Section 6.

6.11           Legend.           The Holder acknowledges that the certificates evidencing the Conversion Shares will bear a legend substantially similar to the following, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR NEONODE, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR NEONODE, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

7.           Representations, Warranties and Agreements of the Corporation.

The Corporation hereby represents, warrants, and covenants as follows:

7.1           Organization and Qualification.  The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to own its properties and to carry on its business as it is now being conducted.

7.2           Authorization, Enforceability.  (i) The Corporation has the requisite corporate power and authority to enter into this Conversion Agreement and to perform its obligations hereunder  in accordance with the terms hereof, (ii) the execution and delivery of this Conversion Agreement by the Corporation and the consummation by it of the transactions contemplated hereby have been duly authorized by the Corporation’s Board of Directors and further consent or authorization of the Corporation by its Board of Directors is not required; and (iii) upon the execution and delivery of this Conversion Agreement by the Corporation, this Conversion Agreement will constitute valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

7.3           Issuance of Shares.  The Conversion Shares to be issued and delivered by the Corporation hereunder, when so issued and delivered, will be duly and validly issued, fully paid and nonassessable and will be issued in reliance upon applicable exemptions from the registration and qualification provisions of all applicable securities laws of the United States and each state whose securities laws may be applicable thereto.  All Conversion Shares will be issued free of any preemptive or similar right and free and clear of any claim, lien, security interest or other encumbrance.  Assuming the accuracy of the Holder’s representations and warranties hereunder, the issuance to the Holder of the Conversion Shares will be exempt from the registration requirements of the Securities Act and will be made in reliance upon applicable exemptions from the registration and qualification provisions of all applicable state securities laws.

8.           Miscellaneous

8.1           Definition of Terms.  All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

8.2           Entire Agreement.  This Conversion Agreement, together with the documents referenced herein, constitute the entire understanding among the parties with respect to the subject matter hereof, and supersede any prior understanding and/or written or oral agreements among them.  This Conversion Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

8.3           Binding Effect; Successors and Assigns.  Each Holder agrees not to transfer or assign this Conversion Agreement, or any of the Holder’s interest herein, and further agrees that the transfer or assignment of the Conversion Shares shall be made only in accordance with applicable laws and the terms of this Conversion Agreement.  Subject to the foregoing, this Conversion Agreement shall be binding upon and inure to the benefits of the parties hereto, their successors and assigns.

8.4           Governing Law.  This Conversion Agreement shall be governed by the laws of the state of Delaware applicable to contracts made and wholly performed in that jurisdiction.

8.5           Notices.  All notices or other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail, return receipt requested, to the Holder at the addresses provided in Exhibit A and to the Corporation at its registered office.  The Corporation and the Holder may change their addresses for notices by written notice to each of the Parties, as required.

8.6           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Conversion Agreement on the date set forth above.

THE CORPORATION	THE HOLDER

Neonode, Inc.	[insert name]

Name:	Name:
Title:	Title:
Date:	Date: